MAYTAG CORPORATION
                                   Exhibit 12
               Computation of Ratio of Earnings to Fixed Charges
                (Amounts in thousands of dollars except ratios)


                                               Year Ended December 31
                                     1994     1993      1992     1991      1990

Consolidated pretax income
    from continuing operations
    before cumulative effect of
    accounting changes            $241,337 $ 89,870  $  7,546 $123,417  $159,405

Interest expense                    74,077   75,364    75,004   75,159    81,966

Depreciation of capitalized
    interest                         1,772    1,546       933      348        57

Interest portion of rental
    expense                         10,722   10,480    11,264   11,177     9,183

Earnings                          $327,908 $177,260  $ 94,747 $210,101  $250,611

Interest expense                  $ 74,077 $ 75,364  $ 75,004 $ 75,159  $ 81,966

Interest capitalized                   547    1,484     3,886    6,329     5,348

Interest portion of rental
    expense                         10,722   10,480    11,264   11,177     9,183

Fixed charges                     $ 85,346 $ 87,328  $ 90,154 $ 92,665  $ 96,497


Ratio of earnings to fixed
    charges                           3.84     2.03      1.05     2.27      2.60